CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the heading “Independent Registered Public Accounting Firm” in this Registration Statement under the Securities Act of 1933 (Form N-1A) of Conestoga Mid Cap Fund, a series of shares of beneficial interest in Conestoga Funds, filed with the Securities and Exchange Commission.

BBD, LLP
Philadelphia, Pennsylvania
May 25, 2021